Exhibit 99.1

News Release

Contacts:

Investors Carl Kraus 904-357-9158
Media Robin Keegan 904-357-9194

For immediate release

Rayonier Increases Quarterly Dividend

JACKSONVILLE, Fla., Oct. 18, 2010 - Rayonier (NYSE:RYN) announced today that its board of directors voted to increase the company's regular quarterly cash dividend by $.04 per common share, or 8 percent, from $.50 per share to $.54, effective for the fourth quarter distribution.

The fourth quarter dividend is payable Dec. 31, 2010, to shareholders of record on Dec. 10, 2010. This is the company's fifth dividend increase since its announcement to convert to a REIT structure in 2003.

"Increasing the dividend demonstrates the strength of Rayonier's balanced business mix and ability to generate cash, as well as our confidence in growing future cash flows," said Lee M. Thomas, chairman and CEO. "As a REIT, providing shareholders with an attractive, tax-advantaged dividend is one of our key objectives."

Rayonier's dividend is expected to be characterized as long-term capital gain and taxed at a maximum rate of 15 percent for most U.S. taxpayers.

Rayonier will announce third quarter earnings on October 26. The company will host a conference call and live webcast with the investment community at 2 p.m. EDT the same day to discuss these results. Investors may listen to the conference call by dialing 888-790-3052, passcode: Rayonier, or by logging onto www.rayonier.com.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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1301 Riverplace Blvd., Jacksonville, FL 32207 904-357-9100